SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of earliest event reported: May 8, 2006,
QLT INC.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	000-17082	N/A

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
887 Great Northern Way, Vancouver, B.C. Canada, V5T 4T5

(Address of Principal Executive Offices) (Zip Code)
(604) 707-7000
(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
          On May 5, 2006, QLT Inc. (the “Company”) issued a press release announcing that the Toronto Stock Exchange has accepted notice of QLT’s intention to make a normal course issuer bid in the open market through the facilities of the Toronto Stock Exchange and/or the NASDAQ Stock Market. This is the second year of QLT’s normal course issuer bid which was originally approved by the Exchange and announced on May 2, 2005, and amended on December 13, 2005.
          The notice provides that QLT may, during the period commencing May 10, 2006 and ending May 9, 2007, purchase for cancellation up to a maximum of 8,896,000 common shares without par value, being approximately 10% of the issued and outstanding common shares of QLT as at April 30, 2006, and representing approximately 10% of its public float. QLT previously announced that its Board of Directors approved an aggregate expenditure of up to US$100 million under this two-year share repurchase program which commenced in May 2005. Since May 2005, QLT has purchased an aggregate of 4,867,400 common shares at an aggregate purchase price of US$40.5 million and an average price per share of US$8.33. As a result, the amount of shares that may be repurchased from May 10, 2006 to May 9, 2007 is subject to a maximum aggregate expenditure by QLT of up to US$59.5 million.
          The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Number	Description

99.1	Press Release issued by QLT Inc. on May 8, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC. (Registrant)
By:	/s/ Cameron Nelson
Cameron Nelson
Chief Financial Officer

Dated: May 8, 2006